Exhibit 99.1

[QUAINT OAK
BANCORP INC LOGO]

                                                IMMEDIATE RELEASE
                                                    July 27, 2007

   QUAINT OAK BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

     Southampton, PA - Quaint Oak Bancorp, Inc. (OTCBB: QNTO) the recently formed holding company for Quaint Oak Bank, announced today earnings for the second quarter of fiscal 2007. Net income for the quarter ended June 30, 2007 was $61,000 compared to $157,000 for the same period in 2006. The results for the second quarter are the results of Quaint Oak Bank which completed its conversion to the stock holding company form and the related subscription offering for shares of the Company's common stock on July 3, 2007. Quaint Oak Bancorp generated net proceeds of approximately $13.3 million through the initial public offering.

     Robert T. Strong, President and Chief Executive Officer, stated, "We are gratified by the response and support of our depositors in our recently completed subscription offering and look forward to growing the long term value of Quaint Oak Bancorp. The earnings of our subsidiary bank for the second quarter of 2007 reflect the challenging interest rate environment and market for loans that we, along with other financial institutions, are experiencing. We look forward to deploying the net proceeds of our initial public offering as market conditions improve."

     Net income for the three months ended June 30, 2007, amounted to $61,000, a decrease of $96,000 or 61.1% compared to net income of $157,000 for the three months ended June 30, 2006. The decline was primarily due to an increase in interest expense of $85,000 and an increase in non-interest expense of $96,000, partially offset by an increase in interest income of $16,000, a decrease in the provision for loan losses of $8,000 and a decrease in income taxes of $61,000. The increase in non-interest expense was primarily due to a $72,000 increase in salaries and employee benefits for the three months ended June 30, 2007 compared to the three months ended June 30, 2006.

     The $69,000, or 14.5%, decrease in net interest income for the quarter ended June 30, 2007 was due primarily to an increase in expense on average interest-bearing liabilities of $85,000 and a decrease in interest income on the average balance of loans receivable of $22,000, partially offset by an increase in interest income on average interest-earning deposits with other banks of $37,000. The average interest rate spread declined from 2.98% for the three months ended June 30, 2006 to 2.46% for the three months ended June 30, 2007 while average net interest-earning assets decreased from $4.2 million to $3.9 million for the same periods.

     At June 30, 2007, total assets decreased $311,000 or 0.5% to $60.9 million compared to $61.2 million at December 31, 2006. This decrease was due primarily to a decrease in cash and cash equivalents and investment in interest-earning time deposits offset by an increase in loans receivable, net of allowance for loan losses.

     Loans receivable, net, increased $1.6 million or 2.9% to $56.2 million at June 30, 2007 from $54.6 million at December 31, 2006. The increase was due primarily to a $1.9 million or 13.4% increase in commercial real estate loans and a $492,000 or 13.9% increase in home equity loans, partially offset by a $621,000 or 2.0% decrease in one-to-four family residential loans, which isconsistent with our strategy of diversifying the loan portfolio into higher yielding commercial loans products. Cash and cash equivalents decreased $2.2 million or 52.4% to $2.0 million at June 30, 2007 compared to $4.2 million at December 31, 2006 as excess liquidity was used to fund loan growth.

     Total deposits decreased $500,000 or 0.9% to $55.3 million at June 30, 2007 compared to $55.8 million at December 31, 2006. The decrease in interest-bearing deposits was primarily due to decreases in passbook savings accounts and certificates of deposits, as we determined to control deposit growth as a result of moderate loan demand.

     Total equity increased $172,000 or 3.7% to $4.9 million at June 30, 2007 compared to $4.7 million at December 31, 2006, due solely to net income of $172,000 for the six months ended June
30, 2007.

     Non-performing loans amounted to $1.4 million or 2.5% of net loans receivable at June 30, 2007, consisting of six loans, two of which are 90 days or more past due and still accruing and four of which are on non-accrual status. The non-performing loans are primarily one-to-four family owner occupied residential loans and all are well-collateralized. We do not anticipate any significant losses on these loans. Three of the four loans were placed on non-accrual status during the quarter ended June 30, 2007, resulting in the reversal of $34,000 of previously accrued interest income. The allowance for loan losses as a percent of total loans receivable was 1.04% at June 30, 2007 and December 31, 2006.

     Quaint Oak Bancorp's employee stock ownership plan ("ESOP"), which was in the second priority category, did not receive any shares in the recently completed subscription offering. The ESOP, which is authorized to purchase up to $1.1 million of common stock, expects to purchase shares in the open-market over time depending upon, among other things, market conditions.

     Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its banking office located in Bucks County, Pennsylvania.

     Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts
Quaint Oak Bancorp, Inc.
Robert T. Strong, President and Chief Executive Officer
(215) 364-4059


                            2

                                        QUAINT OAK BANK*
                                         Balance Sheets
                                        (In Thousands)
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                                                       At June 30, 2007      At December 31, 2006
                                                     ____________________   ______________________
ASSETS                                                    (Unaudited)
Cash and cash equivalents                                   $ 2,026                $  4,197
Investment in interest-earning time deposits                  1,571                   1,711
Investment in FHLB stock, at cost                               253                     263
Loans receivable, net of allowance for loan losses
  June 30, 2007: $592; December 31, 2006: $575               56,230                  54,553
Bank premises and equipment, net                                 43                      46
Accrued interest receivable and other assets                    772                     436


       Total Assets                                         $60,895                 $61,206

LIABILITIES AND RETAINED EARNINGS

LIABILITIES
 Deposits, interest-bearing                                 $55,250                 $55,750
 Advances from borrowers for taxes and insurance                623                     587
 Accrued interest payable and other liabilities                 113                     132

       Total Liabilities                                     55,986                  56,469


RETAINED EARNINGS                                             4,909                   4,737

       Total Liabilities and Retained Earnings              $60,895                 $61,206

                                          QUAINT OAK BANK*
                                        Statements of Income
                                           (In Thousands)

                                                        For the Three Months     For the Six Months
                                                           Ended June 30,          Ended June 30,
                                                       ______________________   ____________________
                                                          2007       2006          2007      2006
                                                       __________ ___________   __________ _________
                                                             (Unaudited)             (Unaudited)
Interest Income                                           1,005       989          2,026     1,895
Interest Expense                                            597       512          1,181       966
                                                          _____       ___          _____     _____
   Net Interest Income                                      408       477            845       929
Provision for Loan Losses                                    28        36             18        72
                                                          _____       ___          _____     _____
   Net Interest Income after Provision for Loan Losses      380       441            827       857
Non-Interest Income - Fees and service charges                9         9             17        11
Non-Interest Expense                                        290       194            563       392
                                                          _____       ___          _____     _____
  Income before Income Taxes                                 99       256            281       476
Income Taxes                                                 38        99            109       184
                                                          _____       ___          _____     _____
        NET INCOME                                       $   61      $157         $  172    $  292
                                                          =====       ===          =====     =====

                                            Three Months Ended     Six Months Ended
Ratios:                                          June 30,              June 30,
                                           ____________________  ___________________
                                             2007        2006      2007       2006
                                           ________    ________  _________   _______

  Average interest rate spread                2.46%      2.98%      2.53%     2.93%
                                            ======     ======     ======    ======
  Net interest margin                         2.75%      3.25%      2.83%     3.20%
                                            ======     ======     ======    ======
  Average interest-earning assets to
    average interest-bearing liabilities    107.06%    107.65%    107.58%   107.23%
                                            ======     ======     ======    ======
____________________
* The financial data presented herein is financial data for Quaint Oak Bank.  Quaint Oak Bancorp, Inc.
  became the holding company for Quaint Oak Bank on July 3, 2007.
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